Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
JANUARY 26, 2022	CONTACT SHAREHOLDER SERVICES
(219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND TWELVE MONTHS ENDED

DECEMBER 31, 2021

Munster, Indiana - Finward Bancorp (Nasdaq: FNWD) (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported net income of $15.0 million, or $4.30 per share, for the twelve months ended December 31, 2021. Net income for the twelve months ended December 31, 2021, decreased by $969 thousand (6.1%), from the twelve months ended December 31, 2020, primarily due to higher noninterest expense and lower noninterest income. For the twelve months ended December 31, 2021, the return on average assets (ROA) was 0.95% and the return on average equity (ROE) was 9.61%. In connection with the acquisition of Royal Financial, Inc. (OTCQX: RYFL) (“Royal”), which will close in the first quarter of 2022, the Bancorp incurred one-time expenses of approximately $838 thousand in the year ending 2021.

Excluding the one-time Royal acquisition costs, the Bancorp’s net income, as adjusted, was $15.7 million, or $4.52 per share, for the twelve months ended December 31, 2021. Excluding these same one-time Royal acquisition costs, the Bancorp’s ROA, as adjusted, was 1.00% and its ROE, as adjusted, was 10.11% for 2021. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

For the quarter ended December 31, 2021, the Bancorp’s net income totaled $3.3 million, or $0.95 per share. Net income for the quarter ended December 31, 2021, increased by $550 thousand (19.9%), from the quarter ended December 31, 2020, primarily due to higher net interest income and lower income tax expense. For the fourth quarter of 2021, the ROA was 0.83% and the ROE was 8.56%.

During the twelve months ended December 31, 2021, total assets increased by $124.5 million (8.3%), with interest-earning assets increasing by $125.1 million (8.9%). On December 31, 2021, interest-earning assets totaled $1.5 billion compared to $1.4 billion at December 31, 2020. Earning assets represented 94.0% of total assets at December 31, 2021, and 93.5% of total assets at December 31, 2020. The increase in total assets and interest earning assets for the twelve months was primarily the result of increased securities and interest-bearing cash balances related to strong core deposit growth.

“2021 was a strong year coming off the record earnings we saw in 2020. We made significant investments in the future of the business in 2021, including a rebranding of Peoples Bank and investments in implementing Salesforce and nCino. Fourth quarter earnings were also impacted by roughly $838 thousand in one-time expenses related to the closing and integration of our pending Royal Financial acquisition. The merger is on track to close by the end of January, and we anticipate the significant portion of the remaining one-time expenses to be recognized in the first quarter. We will also benefit from initiatives related to our branch network and look to expand on our pilot branch closure in 2022,” said Benjamin Bochnowski, CEO.

“Asset quality was significantly improved as we were able to resolve a long-standing problem loan. We had an excellent opportunity to improve asset quality and have positioned the Bank for stability in the credit portfolio heading into 2022, with a strong allowance that we believe keeps us well reserved against any unexpected problems related to larger macroeconomic forces. Wage inflation, interest rates, and COVID all are headwinds for 2022, but we are actively managing the balance sheet and we continue to actively manage expenses to thrive in this uncertain environment,” he continued. “I remain extremely proud of our team and our dedication to our mission and our future as we navigate the next phase of the pandemic together.”

Net Interest Income

Net interest income was $48.6 million for the twelve months ended December 31, 2021, an increase of $2.7 million (5.9%), compared to $45.9 million for the twelve months ended December 31, 2020. The Bancorp’s net interest margin on a tax-adjusted basis was 3.51% for the twelve months ended December 31, 2021, compared to 3.63% for the twelve months ended December 31, 2020. Net interest income was $12.5 million for the quarter ended December 31, 2021, an increase of $350 thousand (2.9%), compared to $12.1 million for the quarter ended December 31, 2020. The Bancorp’s net interest margin on a tax-adjusted basis was 3.58% for the quarter ended December 31, 2021, compared to 3.68% for the quarter ended December 31, 2020. The increased net interest income for the quarter and the twelve months was primarily the result of lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle and higher securities income from additional investments in the securities portfolio. The decrease in the net interest margin is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management has adjusted deposit pricing to align with the current interest rate cycle and remains prepared to adjust rates paid on interest bearing deposits as the rate cycle shifts.

Noninterest Income

Noninterest income from banking activities totaled $15.9 million for the twelve months ended December 31, 2021, compared to $18.1 million for the twelve months ended December 31, 2020, a decrease of $2.2 million or 12.1%. Noninterest income from banking activities totaled $3.8 million for the quarter ended December 31, 2021, compared to $4.7 million for the quarter ended December 31, 2020, a decrease of $893 thousand or 19.0%. The decrease in gain on sale of loans for the current quarter and twelve-month period is the result of significant refinance activity in the prior year due to the economic and rate environment, which resulted in more loans originated and sold. The increase in fees and service charges for the twelve-month period is primarily the result of the Bancorp’s efforts to provide products and services to help customers be more successful, including debit card and ATM services. The increase in wealth management income for the current quarter and twelve-month period is the result of the Bancorp’s continued focus on expanding its wealth management line of business. The decrease in gains on the sale of securities for the current quarter and twelve-month period is a result of current market conditions and actively managing the portfolio.

Noninterest Expense

Noninterest expense totaled $46.6 million for the twelve months ended December 31, 2021, compared to $41.6 million for the twelve months ended December 31, 2020, an increase of $5.0 million or 12.0%. Noninterest expense totaled $12.7 million for the quarter ended December 31, 2021, compared to $11.5 million for the quarter ended December 31, 2020, an increase of $1.2 million or 10.8%. The increase in compensation and benefits for the current quarter and twelve-month period is primarily the result of management’s continued focus on talent management and retention. The increase in occupancy and equipment for the current quarter and twelve-month period is primarily related to facilities improvement efforts aimed at enhancing technology and efficiency. The increase in data processing expense for the current quarter and twelve-month period is primarily the result of increased system utilization and investment in technological advancements such as Salesforce and nCino. The increase in marketing expense for the current quarter and twelve-month period is the result of increased marketing and rebranding initiatives. The increase in other operating expenses for the current quarter and twelve-month period is primarily the result of investments in strategic initiatives focusing on growth of the organization, such as the planned acquisition of Royal Financial.

The Bancorp’s efficiency ratio was 78.28% for the quarter ended December 31, 2021, compared to 68.40% for the quarter ended December 31, 2020. The Bancorp’s efficiency ratio was 72.28% for the twelve months ended December 31, 2021, compared to 65.03% for the twelve months ended December 31, 2020. The increase in the efficiency ratio is the result of lower noninterest income and higher noninterest expense. Excluding the one-time acquisition expenses associated with the Royal transaction, the efficiency ratio would have decreased to 70.98% for the twelve months ended December 31, 2021. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $966.7 million at December 31, 2021, compared to $965.1 million at December 31, 2020, an increase of $1.6 million or 0.2%. The increase in loan balances is primarily the result of organic loan growth offset against loan paydowns and forgiveness within the PPP portfolio. During the twelve months ended December 31, 2021, the Bancorp originated $339.9 million in new commercial loans, compared to $333.3 million during the twelve months ended December 31, 2020. During the twelve months ended December 31, 2021, the Bancorp originated $153.1 million in new fixed rate mortgage loans for sale, compared to $224.9 million during the twelve months ended December 31, 2020. The loan portfolio is 63.4% of earning assets and is comprised of 64.4% commercial related credits.

In addition, the Bancorp participates in the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), a program initiated to help small businesses maintain their workforces during the pandemic. As of December 31, 2021, the Bancorp approved 782 applications totaling $91.5 million for the first round, with an average loan size of approximately $117 thousand. These loans helped local business owners retain 10,758 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for the first round of the program, and fees will be earned over the life of the associated loans. The first round of PPP closed in August of 2020. On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021, which included provisions for a second round of PPP funding in 2021. As of December 31, 2021, the Bancorp approved 420 applications totaling $37.5 million for the second round, with an average loan size of approximately $89 thousand. These loans will help local business owners retain 4,410 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 5.32% for this program, and fees will be earned over the life of the associated loans. As of December 31, 2021, the Bancorp had remaining loan balances under the Paycheck Protection Program totaling $22.1 million.

Investing

The Bancorp’s securities portfolio totaled $526.9 million at December 31, 2021, compared to $410.7 million at December 31, 2020, an increase of $116.2 million or 28.3%. The increase is attributable to the investment of additional liquidity from the growth in core deposits. The securities portfolio represents 34.6% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $33.2 million at December 31, 2021, compared to $19.9 million at December 31, 2020, an increase of $13.3 million or 66.5%. The increase in cash and cash equivalents is primarily the result of the timing of investments in interest earnings assets relative to the inflow of deposits and repurchase agreements.

Funding

At December 31, 2021, core deposits totaled $1.2 billion, compared to $1.0 billion at December 31, 2020, an increase of $177.5 million or 17.4%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits. Core deposits include checking, savings, and money market accounts and represented 83.3% of the Bancorp’s total deposits at December 31, 2021. During the twelve months ended December 31, 2021, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. At December 31, 2021, balances for certificates of deposit totaled $239.2 million, compared to $284.8 million at December 31, 2020, a decrease of $45.6 million or 16.0%. The decrease in certificate of deposits was the result of product pricing strategies to lower excess liquidity on the balance sheet. In addition, at December 31, 2021, borrowings and repurchase agreements totaled $14.6 million, compared to $19.9 million at December 31, 2020, a decrease of $5.3 million or 26.6%. The decrease in borrowings was a result of the availability of deposits to fund growth in the Bancorp’s asset base.

Asset Quality

At December 31, 2021, non-performing loans totaled $7.3 million, compared to $14.4 million at December 31, 2020, a decrease of $7.1 million or 49.5%. The Bancorp’s ratio of non-performing loans to total loans was 0.75% at December 31, 2021, compared to 1.49% at December 31, 2020. The Bancorp’s ratio of non-performing assets to total assets was 0.51% at December 31, 2021, compared to 1.06% at December 31, 2020. The improvement in both ratios is the result of the strategic sale of one large impaired commercial hotel loan that had a carrying balance of $5.1 million at the time of the sale.

For the twelve months ended December 31, 2021, $1.5 million in provisions to the allowance for loan losses were required, compared to $3.7 million for the twelve months ended December 31, 2020, a decrease of $2.2 million or 59.1%. For the twelve months ended December 31, 2021, charge-offs, net of recoveries, totaled $624 thousand. At December 31, 2021, the allowance for loan losses is considered adequate by management and totaled $13.3 million. The allowance for loan losses as a percentage of total loans was 1.38% at December 31, 2021, compared to 1.29% at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 183.76% at December 31, 2021, compared to 86.72% at December 31, 2020. The improvement in the coverage ratio as of December 31, 2021 is the result of the strategic sale of one large impaired commercial hotel loan that had a carrying balance of $5.1 million at the time of the sale.

Management also considers reserves on loans from acquisition activity that are not part of the allowance for loan losses. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At December 31, 2021, total purchased credit impaired loan reserves totaled $1.4 million compared to $2.1 million at December 31, 2020. Additionally, the Bancorp has acquired loans without evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, there was a net fair value discount for loans acquired of $1.1 million at December 31, 2021, compared to $2.0 million at December 31, 2020. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.63% at December 31, 2021, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 217.20% at December 31, 2021. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

The Bancorp continues to prudently help borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying a loan customer’s repayment obligation if the customer’s cash flow has been negatively impacted by the pandemic. Outstanding borrower deferrals and modifications continue to decline. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of December 31, 2021 and September 30, 2021, are as follows:

(Dollars in thousands)	(Unaudited)
As of December 31, 2021	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	6	$874	-	$-
Full payment deferral	2	53	-	-
Total $	8	$927	-	$-

(Dollars in thousands)	(Unaudited)
As of September 30, 2021	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	11	$1,485	-	$-
Total $	11	$1,485	-	$-

As the Bancorp continues to monitor the borrowers that are in and outside of deferral status, some loan relationships may be deemed non-performing. As of December 31, 2021, a total of 242 loans have come out of COVID-19 related deferral status with carrying balances of $86.6 million. All of these loans continue to be performing, except two commercial real estate loans with total carrying balances of $1.8 million and several residential real estate loans with total carrying balances of $1.1 million.

Capital Adequacy

At December 31, 2021, shareholders’ equity stood at $156.6 million, and tangible capital represented 8.8% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2021, were 14.2% for total capital to risk-weighted assets, 13.0% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.6% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The tangible book value of the Bancorp’s stock stood at $40.91 per share at December 31, 2021.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 21 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. Finward Bancorp’s common stock is listed on the Nasdaq Capital Market under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the ability to meet the closing conditions to the merger; delay in closing the merger; difficulties and delays in integrating Finward’s and Royal’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of the Finward’s and Royal’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Finward’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Finward or Royal Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Finward does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Disclosure Regarding Non-GAAP Measures

This press release includes certain financial measures that are identified as non-GAAP. However, certain non-GAAP performance measures are used by management to evaluate and measure the Bancorp’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

Finward Bancorp
Quarterly Financial Report

Key Ratios	Three months ended,					Twelve months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Return on equity	8.56%	8.90%	9.17%	11.94%	8.59%	9.61%	11.04%
Return on assets	0.83%	0.87%	0.90%	1.18%	0.88%	0.95%	1.12%
Basic earnings per share	$0.95	$1.02	$1.03	$1.30	$1.00	$4.30	$4.60
Diluted earnings per share	$0.95	$1.02	$1.03	$1.30	$1.00	$4.30	$4.60
Yield on loans	4.28%	4.28%	4.21%	4.41%	4.61%	4.29%	4.67%
Yield on security investments	1.94%	1.94%	1.96%	2.02%	1.81%	1.96%	2.03%
Total yield on earning assets	3.42%	3.36%	3.38%	3.59%	3.77%	3.44%	3.91%
Cost of deposits	0.10%	0.13%	0.16%	0.19%	0.26%	0.14%	0.43%
Cost of repurchase agreements	0.26%	0.25%	0.28%	0.28%	0.33%	0.26%	0.58%
Cost of borrowed funds	0.47%	9.76%	0.47%	2.70%	2.74%	1.27%	2.70%
Total cost of funds	0.10%	0.13%	0.16%	0.20%	0.27%	0.15%	0.45%
Net interest margin - tax equivalent	3.58%	3.46%	3.42%	3.58%	3.68%	3.51%	3.63%
Noninterest income / average assets	0.95%	1.02%	0.92%	1.12%	1.27%	1.01%	1.27%
Noninterest expense / average assets	3.18%	3.04%	2.76%	2.73%	3.09%	2.96%	2.92%
Net noninterest margin / average assets	-2.23%	-2.02%	-1.84%	-1.61%	-1.83%	-1.95%	-1.65%
Efficiency ratio	78.28%	75.87%	70.79%	64.14%	68.40%	72.28%	65.03%
Effective tax rate	0.18%	7.04%	9.96%	14.09%	6.15%	8.63%	14.83%

Non-performing assets to total assets	0.51%	0.91%	0.85%	0.92%	1.06%	0.51%	1.06%
Non-performing loans to total loans	0.76%	1.42%	1.27%	1.32%	1.49%	0.76%	1.49%
Allowance for loan losses to non-performing loans	183.76%	101.71%	111.13%	101.49%	86.72%	183.76%	86.72%
Allowance for loan losses to loans outstanding	1.38%	1.44%	1.42%	1.34%	1.29%	1.38%	1.29%
Foreclosed real estate to total assets	0.00%	0.01%	0.02%	0.03%	0.04%	0.00%	0.04%

Net worth / total assets	9.66%	9.48%	9.70%	9.57%	10.14%	9.66%	10.14%
Book value per share	$45.00	$43.85	$44.71	$42.76	$43.80	$45.00	$43.80
Tangible book value per share	$40.91	$39.69	$40.48	$38.48	$39.41	$40.91	$39.41
Closing stock price	$45.88	$41.05	$44.14	$41.82	$35.10	$45.88	$35.10
Price per earnings per share	$12.07	$10.06	$10.71	$8.04	$8.78	$10.67	$7.63
Dividend declared per common share	$0.31	$0.31	$0.31	$0.31	$0.31	$1.24	$1.24

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Total assets	$1,620,743	$1,609,924	$1,603,513	$1,555,348	$1,496,292
Cash & cash equivalents	33,176	31,765	68,625	68,009	19,922
Certificates of deposit in other financial institutions	1,709	977	1,471	1,474	1,897
Securities - available for sale	526,889	531,010	473,927	422,868	410,669

Loans receivable:
Commercial real estate	$317,145	$309,905	$315,087	$304,851	$298,257
Residential real estate	260,134	268,798	268,649	276,728	286,048
Commercial business	115,772	125,922	149,414	163,896	158,140
Construction and land development	123,822	110,289	104,154	97,400	93,562
Multifamily	61,194	56,869	53,639	51,933	50,571
Home equity	34,612	35,652	36,684	36,222	39,233
Manufactured Homes	37,887	32,857	26,453	26,260	24,232
Government	8,991	9,841	8,462	9,372	10,142
Consumer	582	650	544	438	1,025
Farmland	-	205	309	315	215
Total loans	$960,139	$950,988	$963,395	$967,415	$961,425

Deposits:
Core deposits:
Noninterest bearing checking	$295,294	$287,376	$275,819	$286,969	$241,620
Interest bearing checking	333,744	315,575	307,148	279,984	274,867
Savings	293,976	284,681	277,944	271,910	254,108
Money market	271,970	254,671	253,427	245,750	246,916
Total core deposits	1,194,984	1,142,303	1,114,338	1,084,613	1,017,511
Certificates of deposit	239,217	263,897	280,758	282,081	284,828
Total deposits	$1,434,201	$1,406,200	$1,395,096	$1,366,694	$1,302,339

Borrowings and repurchase agreements	$14,581	$23,844	$24,399	$15,917	$19,860
Stockholder's equity	156,615	152,569	155,569	148,770	151,689

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Three months ended,					Twelve months ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
Interest income:
Loans	$10,282	$10,270	$10,275	$10,746	$11,278	$41,573	$44,867
Securities & short-term investments	2,545	2,396	2,160	1,981	1,733	9,082	6,754
Total interest income	12,827	12,666	12,435	12,727	13,011	50,655	51,621
Interest expense:
Deposits	350	452	549	651	827	2,002	5,321
Borrowings	20	14	14	30	77	78	419
Total interest expense	370	466	563	681	904	2,080	5,740
Net interest income	12,457	12,200	11,872	12,046	12,107	48,575	45,881
Provision for loan losses	216	139	576	578	1,816	1,509	3,687
Net interest income after provision for loan losses	12,241	12,061	11,296	11,468	10,291	47,066	42,194
Noninterest income:
Gain on sale of loans held-for-sale, net	902	1,229	1,116	2,049	1,551	5,296	7,588
Fees and service charges	1,378	1,473	1,471	1,066	1,488	5,388	5,161
Wealth management operations	588	604	576	607	533	2,375	2,138
Gain on sale of securities, net	711	590	269	417	974	1,987	2,348
Increase in cash value of bank owned life insurance	178	180	188	169	174	715	708
Gain on sale of foreclosed real estate, net	20	-	36	(9)	(49)	47	78
Other	31	70	24	14	30	139	127
Total noninterest income	3,808	4,146	3,680	4,313	4,701	15,947	18,148
Noninterest expense:
Compensation and benefits	6,617	6,042	5,897	5,685	6,408	24,241	22,855
Occupancy and equipment	1,461	1,380	1,324	1,372	1,079	5,537	4,933
Data processing	1,651	872	597	528	596	3,648	2,267
Marketing	357	334	195	199	168	1,085	732
Federal deposit insurance premiums	241	236	204	180	217	861	788
Other	2,405	3,537	2,793	2,529	3,028	11,264	10,061
Total noninterest expense	12,732	12,401	11,010	10,493	11,496	46,636	41,636
Income before income taxes	3,317	3,806	3,966	5,288	3,496	16,377	18,706
Income tax expenses	6	268	395	745	735	1,414	2,774
Net income	$3,311	$3,538	$3,571	$4,543	$2,761	$14,963	$15,932

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Nonaccruing loans	$7,056	$11,027	$12,025	$12,257	$13,799
Accruing loans delinquent more than 90 days	205	2,516	248	599	566
Securities in non-accrual	992	1,011	970	944	929
Foreclosed real estate	-	81	368	491	538
Total nonperforming assets	$8,253	$14,635	$13,611	$14,291	$15,832

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$684	$1,904	$1,770	$1,884	$1,775
ALL general allowances for loan portfolio	12,659	11,870	11,869	11,163	10,683
Total ALL	$13,343	$13,774	$13,639	$13,047	$12,458

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$1,122	$1,126	$1,269	$407	$155
Nonaccruing troubled debt restructurings, compliant (2)	306	102	-	366	383
Accruing troubled debt restructurings	1,421	1,427	1,182	1,210	1,583
Total troubled debt restructurings	$2,849	$2,655	$2,451	$1,983	$2,121

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	December 31,	Required
	2021	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	13.0%	N/A
Tier 1 capital to risk-weighted assets	13.0%	N/A
Total capital to risk-weighted assets	14.2%	N/A
Tier 1 capital to adjusted average assets	8.6%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.7%	6.5%
Tier 1 capital to risk-weighted assets	12.7%	8.0%
Total capital to risk-weighted assets	14.0%	10.0%
Tier 1 capital to adjusted average assets	8.4%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	December 31, 2021			December 31, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$12,516	$3	0.10	$24,352	$10	0.16
Federal funds sold	1,039	-	-	1,089	4	1.47
Certificates of deposit in other financial institutions	1,706	4	0.94	1,899	10	2.11
Securities available-for-sale	521,069	2,523	1.94	371,552	1,684	1.81
Loans receivable	960,606	10,282	4.28	978,943	11,278	4.61
Federal Home Loan Bank stock	3,247	15	1.85	3,918	25	2.55
Total interest earning assets	1,500,183	$12,827	3.42	1,381,753	$13,011	3.77
Cash and non-interest bearing deposits in other financial institutions	14,810			14,942
Allowance for loan losses	(13,790)			(10,988)
Other noninterest bearing assets	99,837			100,401
Total assets	$1,601,040			$1,486,108

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,403,559	$350	0.10	$1,289,401	$827	0.26
Repurchase agreements	18,771	12	0.26	17,926	15	0.33
Borrowed funds	6,769	8	0.47	9,059	62	2.74
Total interest bearing liabilities	1,429,099	$370	0.10	1,316,386	$904	0.27
Other noninterest bearing liabilities	17,177			16,905
Total liabilities	1,446,276			1,333,291
Total stockholders' equity	154,764			152,817
Total liabilities and stockholders' equity	$1,601,040			$1,486,108

Return on average assets	0.83%			0.88%
Return on average equity	8.56%			8.59%
Net interest margin (average earning assets)	3.32%			3.50%
Net interest margin (average earning assets) - tax equivalent	3.58%			3.68%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	December 31, 2021			December 31, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$43,375	$36	0.08	$37,582	$182	0.48
Federal funds sold	1,058	-	-	2,307	15	0.65
Certificates of deposit in other financial institutions	1,509	25	1.66	1,869	45	2.41
Securities available-for-sale	456,783	8,951	1.96	314,298	6,392	2.03
Loans receivable	968,185	41,573	4.29	961,187	44,867	4.67
Federal Home Loan Bank stock	3,462	70	2.02	3,916	120	3.06
Total interest earning assets	1,474,372	$50,655	3.44	1,321,159	$51,621	3.91
Cash and non-interest bearing deposits in other financial institutions	14,829			16,879
Allowance for loan losses	(13,353)			(9,881)
Other noninterest bearing assets	98,133			99,019
Total assets	$1,573,981			$1,427,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,381,101	$2,002	0.14	$1,239,314	$5,321	0.43
Repurchase agreements	17,789	47	0.26	14,956	87	0.58
Borrowed funds	2,448	31	1.27	12,298	332	2.70
Total interest bearing liabilities	1,401,338	$2,080	0.15	1,266,568	$5,740	0.45
Other noninterest bearing liabilities	16,996			16,333
Total liabilities	1,418,334			1,282,901
Total stockholders' equity	155,647			144,275
Total liabilities and stockholders' equity	$1,573,981			$1,427,176

Return on average assets	0.95%			1.12%
Return on average equity	9.61%			11.04%
Net interest margin (average earning assets)	3.29%			3.47%
Net interest margin (average earning assets) - tax equivalent	3.51%			3.63%

	Table 1 - Reconciliation of the Non-GAAP Performance Ratios

	(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	(unaudited)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	Calculation of core net income
	Net income	$3,311	$2,761	$14,963	$15,932
	Realized loss/(gain) on securities	(711)	(974)	(1,987)	(2,348)
	Core deposit accretion	249	249	994	994
	Purchase discount amortization	(144)	(489)	(1,041)	(1,919)
	Related tax benefit/(cost)	127	255	427	687
(A)	Core net income	$2,832	$1,802	$13,356	$13,346

	Calculation of core diluted earnings per share
(A)	Core net income	$2,832	$1,802	$13,356	$13,346
	Diluted average common shares outstanding	3,479,988	3,462,990	3,477,309	3,461,948
	Core diluted earnings per share	$0.81	$0.52	$3.84	$3.86

	Calculation of core return on average assets
(A)	Core net income	$2,832	$1,802	$13,356	$13,346
	Average total assets	1,601,040	1,486,108	1,573,981	1,427,176
	Core return on average assets	0.71%	0.49%	0.85%	0.94%

	Calculation of core pre-provision net revenue
	Net interest income	$12,457	$12,107	$48,575	$45,881
	Non-interest income	3,808	4,701	15,947	18,148
	Non-interest expense	(12,732)	(11,496)	(46,636)	(41,636)
	Pre-provision net revenue	3,533	5,312	17,886	22,393
	Realized loss/(gain) on securities	(711)	(974)	(1,987)	(2,348)
	Core deposit accretion	249	249	994	994
	Purchase discount amortization	(144)	(489)	(1,041)	(1,919)
(B)	Core pre-provision net revenue	$2,927	$4,098	$15,852	$19,120

	Calculation of core pre-provision net revenue to average assets
(B)	Core pre-provision net revenue	$2,927	$4,098	$15,852	$19,120
	Average total assets	1,601,040	1,486,108	1,573,981	1,427,176
	Core pre-provision net revenue to average assets	0.73%	1.10%	1.01%	1.34%

	Calculation of tangible assets (excluding PPP)
	Total assets	$1,620,743	$1,496,292	$1,620,743	$1,496,292
	Goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Other Intangibles	(3,126)	(4,119)	(3,126)	(4,119)
	Paycheck Protection Plan ("PPP") loans	(22,072)	(67,175)	(22,072)	(67,175)
(C)	Tangible assets (excluding PPP)	$1,584,436	$1,413,889	$1,584,436	$1,413,889

	Calculation of tangible common equity
	Total stockholder's equity	$156,615	$151,689	$156,615	$151,689
	Goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Other intangibles	(3,126)	(4,119)	(3,126)	(4,119)
(D)	Tangible common equity	$142,380	$136,461	$142,380	$136,461

	Calculation of tangible common equity to tangible assets (excluding PPP)
(D)	Tangible common equity	$142,380	$136,461	$142,380	$136,461
(C)	Tangible assets (excluding PPP)	1,584,436	1,413,889	1,584,436	1,413,889
	Tangible common equity to tangible assets	8.99%	9.65%	8.99%	9.65%

	Calculation of average tangible common equity
	Average stockholder's common equity	$159,010	$146,116	$155,945	$141,095
	Average goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Average other intangibles	(3,270)	(4,269)	(3,643)	(4,639)
(E)	Average tangible stockholders' common equity	$144,631	$130,738	$141,193	$125,347

	Calculation of core return on average common equity
(A)	Core net income	$2,832	$1,802	$13,356	$13,346
(E)	Average tangible common equity	144,631	130,738	141,193	125,347
	Core return on average common equity	7.83%	5.51%	9.46%	10.65%

	Calculation of core yield on loans
	Interest income on loans	$10,282	$11,278	$41,573	$44,867
	Loan accretion income	(144)	(489)	(1,041)	(1,919)
	Adjusted interest income on loans	10,138	10,789	40,532	42,948
	Average loan balances	960,606	978,943	968,185	961,187
	Core yield on loans	4.22%	4.41%	4.19%	4.47%

	Calculation of adjusted allowance for loan loss to total loans
	Allowance for loan losses	$(13,343)	$(12,458)	$(13,343)	$(12,458)
	Additional reserves not part of the allowance for loan loss	(2,428)	(4,098)	(2,428)	(4,098)
(F)	Adjusted allowance for loan loss	(15,771)	(16,556)	(15,771)	(16,556)
	Total loans	966,720	981,902	966,720	981,902
	Adjusted allowance for loan loss to total loans	1.63%	1.69%	1.63%	1.69%

	Calculation of adjusted allowance for loan loss to nonperforming loans
(F)	Adjusted allowance for loan loss	$(15,771)	$(16,556)	$(15,771)	$(16,556)
	Nonperforming loans	7,261	14,365	7,261	14,365
	Adjusted allowance for loan loss to nonperforming loans (coverage ratios)	217.20%	115.25%	217.20%	115.25%

	Calculation of adjusted allowance for loan loss to total loans excluding PPP
(F)	Adjusted allowance for loan loss	$(15,771)	$(16,556)	$(15,771)	$(16,556)
	Total loans	966,720	978,943	966,720	961,187
	PPP loans	(22,072)	(67,175)	(22,072)	(67,175)
	Total loans excluding PPP	944,648	911,768	944,648	894,012
	Adjusted allowance for loan loss to total loans excluding PPP	1.67%	1.82%	1.67%	1.85%

	Calculation of core revenue
	Net interest income	$12,457	$12,107	$48,575	$45,881
	Non-interest income	3,808	4,701	15,947	18,148
	Realized loss/(gain) on securities	(711)	(974)	(1,987)	(2,348)
(G)	Core revenue	$15,554	$15,834	$62,535	$61,681

	Calculation of core non-interest expense
	Non-interest expense	$12,732	$11,496	$46,636	$41,636
	Core deposit accretion	249	249	994	994
	Purchase discount amortization	(144)	(489)	(1,041)	(1,919)
(H)	Core non-interest expense	$12,837	$11,256	$46,589	$40,711

	Calculation of core efficiency ratio
(H)	Core non-interest expense	$12,837	$11,256	$46,589	$40,711
(G)	Core revenue	15,554	15,834	62,535	61,681
	Core efficiency ratio	82.53%	71.09%	74.50%	66.00%

	Calculation of core non-interest expense to total average assets
(H)	Core non-interest expense	$12,837	$11,256	$46,589	$40,711
	Average total assets	1,601,040	1,486,108	1,573,981	1,427,176
	Core non-interest expense to total average assets	0.80%	0.76%	2.96%	2.85%

	Calculation of tax adjusted net interest margin
	Net interest income	$12,457	$12,107	$48,575	$45,881
	Tax adjusted interest on securities and loans	959	622	3,232	2,119
	Adjusted net interest income	13,416	12,729	51,807	48,000
	Total average earning assets	1,500,183	1,381,753	1,474,372	1,321,159
	Tax adjusted net interest margin	3.58%	3.68%	3.51%	3.63%

Twelve Months
Ended
December 31,
($ in thousands)	2021
(Unaudited)
Net income	$14,963
Income tax expense	1,414
Income before income taxes	16,377
One-time acquisition costs	838
Income before income taxes, net of one time acquisition expense	17,215
Income taxes, net of one time acquisition expense	1,486
Net income, net of one time acquisition expense	$15,729
Net income change, net of one time acquisition expense	-1.3%

($ in thousands, except per share data)	(Unaudited)
For the twelve months ended, December 31, 2021	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$14,963	$766	$15,729
Weighted average common shares outstanding	3,477,309		3,477,309
Earnings per share	$4.30		$4.52

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2021	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$14,963	$766	$15,729
Average assets	$1,573,981		$1,573,981
ROA	0.95%		1.00%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2021	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$14,963	$766	$15,729
Average equity	$155,647		$155,647
ROE	9.61%		10.11%

For the twelve months ended, December 31, 2021	GAAP	One-time acquisition costs	Non-GAAP
Noninterest expense	46,636	(838)	45,798
Interest income	50,655		50,655
Interest expense	2,080		2,080
Noninterest income	15,947		15,947
Efficiency ratio	72.28%		70.98%

($ in thousands)	(Unaudited)
For the twelve months ended, December 31, 2019	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Noninterest expense	$46,636	$(838)	$45,798
Average assets	$1,573,981		$1,573,981
Non-interest expense as % of average assets	2.96%		2.91%